UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2009

Palmetto Bancshares, Inc. (Exact name of registrant as specified in its charter)

South Carolina	0-26016	74-2235055
State or other jurisdiction of incorporation	Commission File Number	IRS Employer I.D. number

306 East North Street, Greenville, South Carolina		29601
Address of principal executive offices		Zip Code

800.725.2265 Registrant's telephone number N/A (Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. REGULATION FD DISCLOSURE.

On May 19, 2009, Palmetto Bancshares, Inc.’s (the "Company") held its Annual Meeting of Shareholders.  During the meeting, L. Leon Patterson, Chairman and Chief Executive Officer of the Company, disclosed the following information to shareholders in attendance:

New Corporate Headquarters Opened in Greenville, South Carolina

  Building occupied during March 2009 and includes executive officers and a branch.
  Building includes four floors (45,000 square feet) at a cost of approximately $13.7 million (including furniture, fixtures, and fees).
  The building was built by a third party and is leased by The Palmetto Bank (thereby preserving capital and liquidity).
  Incremental operating expenses associated with the facility had little impact on first quarter 2009 results and were not a factor in the decision by the Board of Directors to reduce the first quarter dividend.

April 2009 Financial Information

  Year-to-date net income for the four month period ended April 30, 2009 of $2.4 million.
  Total asset increase of over 9% (at April 30, 2009 compared with April 30, 2008).
  Total loan growth of 6% (at April 30, 2009 compared with April 30, 2008). *
  Average month-to-date deposit growth of 11% (for the month ended April 30, 2009 compared with the month ended April 30, 2008).
  Shareholders’ equity of $118.7 million (at April 30, 2009).
  Well-capitalized in all regulatory categories (at April 30, 2009).

* This growth percentage was incorrectly reported at the Annual Meeting of Shareholders as 5% at April 30, 2009 compared with April 30, 2008.

The information in Item 7.01 is being furnished, not filed.  Accordingly, the information in this Item 7.01 will not be incorporated by reference into any registration statement filed by Palmetto Bancshares, Inc. under the Securities Act of 1933 unless specifically identified therein as being incorporated therein by reference.  The furnishing of the information in this report is not intended to, and does not, constitute a determination or admission by Palmetto Bancshares, Inc. that (i) the information in this report is material or complete or (ii) investors should consider this information before making an investment decision with respect to any security of Palmetto Bancshares, Inc. or any of its affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALMETTO BANCSHARES, INC.

By:

 /s/ L. Leon Patterson

 L. Leon Patterson

 Chairman and Chief Executive Officer

Date:   May 26, 2009